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                                                                    Exhibit 15.1

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Commissioners:

We are aware that our report dated November 5, 1999 on our review of interim financial information of MIH Limited ("the Company") as of September 30, 1999 and for the six-month periods ended September 30, 1999 and 1998 is included in the Company's registration on Form F-1. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ PricewaterhouseCoopers Inc.

PRICEWATERHOUSECOOPERS INC.
CHARTEREDACCOUNTANTS (SA)
REGISTERED ACCOUNTANTS AND AUDITORS
JOHANNESBURG, REPUBLIC OF SOUTH AFRICA
MARCH 16, 2000